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                                                                     EXHIBIT 4.1

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                              IMMERSION CORPORATION

                  INFORMATION AND REGISTRATION RIGHTS AGREEMENT

                                      Dated

                                 April 13, 1998





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                              IMMERSION CORPORATION

                  INFORMATION AND REGISTRATION RIGHTS AGREEMENT

        This INFORMATION AND REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of April 13, 1998, by and among Immersion Corporation (the "IMMERSION") and the holders of Series C and Series D Preferred Stock set forth on the attached Schedule A hereto (collectively, the "Preferred Shareholders").

        WHEREAS, IMMERSION, Intel Corporation, a Delaware corporation
("Intel") and the holders of Series C Preferred Stock (collectively with Intel, the "Series C Preferred") entered into a Series C Preferred Stock and Common Stock Warrant Purchase Agreement dated June 6, 1997 (the "Series C Agreement").

        WHEREAS, IMMERSION entered into the Series D Stock Purchase Agreement dated as of April 13, 1998 with Logitech International S.A. (the "Primary Purchaser") and the purchasers of Series D Preferred Stock (collectively with the Primary Purchaser, the "Purchasers") as set forth in Exhibit A to the Series D Agreement in which Purchasers purchased from IMMERSION and IMMERSION sold to Purchasers shares of Series D Preferred Stock (the shares of Series C Preferred Stock and Series D Preferred Stock shall hereinafter be referred to as the "Shares").

        WHEREAS, in order to induce IMMERSION to enter into this Agreement and to induce Purchasers to invest funds in IMMERSION pursuant to the Series D Agreement, the holders of Series C Preferred desire to amend, restate and replace their rights under Sections 5.1, 5.4, 5.5 and Section 6 of the Series C Agreement with the rights set forth in this Agreement and to extend the rights in this Agreement to Purchasers.

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

        1. Registration Rights.

               1.1. Definitions. The following terms shall have the following respective meanings:

                        (a) The terms "Holder" or "Holders" means any person or persons to whom Registrable Securities were originally issued or qualifying transferees under Section 1.12 ("Transfer of Registration Rights") hereof who hold Registrable Securities.

                        (b) The terms "register," "registered" and
"registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

                        (c) The term "Series C Registrable Securities" means (i) any and all of the shares of the Common Stock issued or issuable upon conversion of the Series C Preferred Stock held by the Preferred Holders (the "Series C Conversion Shares"), which have not been

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sold to the public, (ii) any and all shares of Common Stock issued or issuable upon exercise of the Warrants (as defined in the Series C Agreement), which have not been sold to the public, or (iii) shares of Common Stock issued in respect of the stock referred to in (i) or (ii) above as a result of a dividend or other distribution with respect to, in exchange for or in replacement of, all such shares of Common Stock, which have not been sold to the public.

                        (d) The term "Series D Registrable Securities" means (i) any and all of the shares of the Common Stock issued or issuable upon conversion of the Series D Preferred Stock held by the Preferred Holders (the "Series D Conversion Shares" and together with the Series C Conversion Shares, the "Conversion Shares"), which have not been sold to the public or (ii) shares of Common Stock issued in respect of the Series D Conversion Shares referred to in
(i) above as a result of a dividend or other distribution with respect to, in exchange for or in replacement of, all such shares of Common Stock.

                        (e) The term "Registrable Securities" means all Series C Registrable Securities and Series D Registrable Securities.

                1.2. IMMERSION Registration.

                     (a) Participation in IMMERSION Registration. If (but, without any obligation to do so pursuant to Sections 1.4 ("Form S-3") or 1.5 ("Demand Registration")) IMMERSION shall determine to register any of its securities, for its own account or the account of a shareholder (other than a Holder) exercising demand registration rights (other than a registration relating to employee stock option or purchase plans, or a registration on SEC Form S-4 relating to an SEC Rule 145 transaction, or a registration on any form other than SEC Forms S-1, S-2 or S-3, or their successor forms or any successor to such forms, which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) IMMERSION will:

                         (i) promptly give to each Holder written notice
thereof; and

                         (ii) include in such registration (and any related
qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within thirty (30) days after receipt of such written notice from IMMERSION, by any Holder or Holders, except as set forth in Section 1.2((b)) ("Underwriting") below.

                     (b) Underwriting. If the registration of which IMMERSION gives notice is for a registered public offering involving an underwriting, IMMERSION shall so advise the Holders as a part of the written notice given pursuant to Section 1.2((a))((i)). In such event the right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with IMMERSION and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the


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IMMERSION. Notwithstanding any other provision of this Section 1.2 ("IMMERSION
Registration"), in an initial public offering, the underwriter may limit the number of Registrable Securities and other securities of IMMERSION held by shareholders (other than Holders) having contractual rights to registration to be included in the registration and underwriting, or may exclude Registrable Securities and Additional Registrable Securities (as defined in Section 1.3 ("Registration Rights of Employees, Etc.")) entirely from such registration and underwriting, and in any public offering following an initial public offering, the underwriter may limit the number of Registrable Securities and Additional Registrable Securities to an amount equal to 25% of the Common Stock to be included in such registration and underwriting. The IMMERSION shall so advise all holders of Registrable Securities and Additional Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities and Additional Registrable Securities that may be included in the registration and underwriting shall be allocated among holders requesting registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and Additional Registrable Securities held by each of such holders as of the date of the notice pursuant to
Section 1.2((a))((i)) above, subject to the provisions of this Section 1.2((b)) ("Underwriting"). If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to IMMERSION and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

               1.3. Registration Rights of Employees, Etc. The IMMERSION may provide its employees, directors and advisors participation in IMMERSION initiated registrations with respect to their shares ("Additional Registrable Securities"); provided that inclusion of such shares does not diminish the number of shares included by IMMERSION in such registration. Moreover, in any such registration, stock held by Louis Rosenberg, Timothy Lacey or Bruce Schena (collectively the "Founders") and by employees shall be cut-back prior to any cut-back of the Registrable Securities or Additional Registrable Securities, notwithstanding any provision of Section 1.2 ("IMMERSION Registration").

               1.4. Form S-3. The IMMERSION shall use commercially reasonable efforts to qualify for registration on SEC Form S-3 or its successor form. After IMMERSION has qualified for the use of Form S-3, Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of the Registrable Securities by such Holders), subject only to the following:

                    (a) The IMMERSION shall not be required to effect a registration pursuant to this Section 1.4 ("Form S-3") within one hundred and eighty (180) days after the effective date of any other registration of IMMERSION's securities.

                    (b) The IMMERSION shall not be required to effect a registration pursuant to this Section 1.4 ("Form S-3") if the registration will be for less than one hundred fifty thousand (150,000) shares of Common Stock of IMMERSION.

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                    (c) If IMMERSION shall furnish to the Holders a
certificate signed by the President of IMMERSION stating that in the good faith judgment of the Board of Directors of IMMERSION it would be seriously detrimental to IMMERSION and its shareholders for such Form S-3 registration to be effected at such time, IMMERSION shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 180 days after receipt of the request of the Holders under this Section 1.4 ("Form S-3").

        The IMMERSION shall give written notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section
1.4 ("Form S-3") and shall provide a reasonable opportunity for other Holders to participate in the registration, provided that if the registration is for an underwritten offering, the terms of Section 1.2((b)) ("Underwriting") shall apply to all participants in such offering. Subject to the foregoing, IMMERSION will use commercially reasonable efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

               1.5. Demand Registration.

                    (a) Request for Registration. If, after a Qualified IPO (as defined in Section 2.1(e)), IMMERSION shall receive a written request ("Demand Request") from Holders of not less than fifty percent (50%) ("Initiating Holders") of the Series C Registrable Securities or the Series D Registrable Securities that IMMERSION file a registration statement under the Securities
Act for an underwritten public offering covering the registration with respect to all or a part of the Series C Registrable Securities and Series D Registrable Securities then outstanding, IMMERSION will:

                         (i) promptly give written notice of the proposed
registration to all other Holders; and as soon as practicable, use commercially reasonable efforts to effect all such registrations (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holders' such Series C or Series D Registrable Securities as are specified in the Demand Request, together with all or such portion of Series C or Series D Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 30 days after receipt of such written notice from IMMERSION; provided that IMMERSION shall not be obligated to take any action to effect such registration pursuant to this Section 1.5 ("Demand Registration") after IMMERSION has effected two (2) such registrations pursuant to this Section 1.5((a)) ("Request for Registration") and such registrations have been declared or ordered effective.

                         (ii) Subject to Section 1.5((a))((i)), IMMERSION
shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practical, but in any event within 90 days, after receipt of the request or requests of the Initiating


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Holders; provided, however, that if IMMERSION shall furnish to such Holders a certificate signed by the President of IMMERSION stating that in the good faith judgment of the Board of Directors it would be detrimental to IMMERSION and its shareholders for such registration statement to be filed at the date filing would be required and it is therefore essential to defer the filing of such registration statement, IMMERSION shall have an additional period of not more than 180 days after the expiration of the initial 180-day period within which to file such registration statement.

                    (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their Demand Request by means of an underwriting, they shall so advise IMMERSION as part of their Demand Request made pursuant to Section 1.5 ("Demand Registration") and IMMERSION shall include such information in the written notice referred to in Section 1.5((a))((i)). In such event, the underwriter shall be selected by IMMERSION and shall be reasonably acceptable to a majority in interest of the Initiating Holders. The right of any Holder to registration pursuant to Section 1.5 ("Demand Registration") shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and Holders requesting inclusion in such underwriting) to the extent provided herein. The IMMERSION shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters. Notwithstanding any other provision of this Section 1.5((b)) ("Underwriting"), if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, the Initiating Holders shall so advise all Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to IMMERSION, the underwriter and the Holders. Any Registrable Securities which are excluded from the underwriting by reason of the underwriter's marketing limitation or withdrawn from such underwriting shall be withdrawn from such registration.

               1.6. Lock-Up Provision. Upon receipt of a written request by IMMERSION or by its underwriters, the Holders agree not to sell, sell short, grant an option to buy, or otherwise dispose of their shares of Common Stock issued or issuable upon conversion of the preferred stock of IMMERSION for one hundred eighty (180) days after the date of the effectiveness of the registration statement covering IMMERSION's securities, or any shorter period as may be agreed to by IMMERSION and any holder of five percent (5%) or more of the then outstanding Common Stock of IMMERSION including shares of Common Stock, issued or issuable upon exercise or conversion of outstanding shares of capital stock of IMMERSION or any security exercisable or convertible into such capital stock (the "Fully Diluted Common Stock").

               1.7. Expenses of Registration. All expenses incurred in connection with any registration pursuant to this Section 1.7 ("Expenses of Registration"), including without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements


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of counsel for IMMERSION and expenses of any special audits incidental to or required by such registration, shall be borne by IMMERSION except as follows:

                    (a) The IMMERSION shall not be required to pay fees or disbursements of legal counsel of the Holders.

                    (b) The IMMERSION shall not be required to pay underwriters' fees, discounts or commissions relating to Registrable Securities.

        All expenses of any registered offering not otherwise borne by IMMERSION shall be borne pro rata among the Holders participating in the offering (and IMMERSION, if it is selling securities in the offering) on the basis of the number of Registrable Shares.

               1.8. Registration Procedures. In the case of each registration effected by IMMERSION pursuant to this Agreement, IMMERSION will keep each Holder participating therein advised in writing as to the initiation of each registration and as to the completion thereof. Except as otherwise provided in
Section 1.7 ("Expenses of Registration"), at its expense IMMERSION will:

                    (a) Keep registration pursuant to Section 1.4 ("Form S-3") and Section 1.5 ("Demand Registration") effective until the Holder or Holders have completed the distribution described in the registration statement relating thereto; provided, however, under no circumstances shall IMMERSION be required to keep such registration effective for more than 180 days for registrations pursuant to Section 1.4 ("Form S-3") and 120 days for registrations pursuant to
Section 1.5 ("Demand Registration"); and

                    (b) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

               1.9. Indemnification.

                    (a) To the extent permitted by law, IMMERSION will indemnify each Holder of Registrable Securities, each of its officers, directors and partners, and each person controlling such Holder, with respect to which such registration has been effected pursuant to this Section 1.9 ("Indemnification"), and each underwriter, if any, and each person who controls any underwriter of the Registrable Securities held by or issuable to such Holder from and against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by IMMERSION of any rule or regulation promulgated under the Securities Act or any state securities law applicable to IMMERSION and relating to action or inaction required of IMMERSION in connection with any such registration and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such


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underwriter and each person who controls any such underwriter, for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action; provided, however, that the indemnity agreement contained in this
Section 1.9 ("Indemnification") shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the consent of IMMERSION (which consent shall not be unreasonably withheld); and provided further, that IMMERSION will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to IMMERSION by an instrument duly executed by such Holder or underwriter specifically for use therein.

                    (b) Each Holder will, if Registrable Securities held by or issuable to such Holder are included in the securities as to which such registration is being effected, indemnify IMMERSION, each of its directors and officers, each underwriter, if any, of IMMERSION's securities covered by such a registration statement, each person who controls IMMERSION within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse IMMERSION, such Holders, such directors, officers, partners, persons or underwriters for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to IMMERSION by an instrument duly executed by such Holder specifically for use therein; provided, however, the total amount for which any Holder shall be liable under this Section 1.9 ("Indemnification") shall not in any event exceed the aggregate proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.

                    (c) Each party entitled to indemnification under this
Section 1.9 ("Indemnification") (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof


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the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

               1.10. Information by Holder. Holder or Holders of Registrable Securities included in any registration shall promptly furnish to IMMERSION such information regarding such Holder or Holders as IMMERSION may request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein.

               1.11. Rule 144 Reporting. With a view to making available to Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, IMMERSION agrees at all times after ninety (90) days after the effective date of the first registration filed by IMMERSION for an offering of its securities to the general public to:

                    (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144;

                    (b) Use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of IMMERSION under the Securities Act and the Exchange Act;

                    (c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request a written statement by IMMERSION as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by IMMERSION for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of IMMERSION, and such other reports and documents so filed by IMMERSION as the Holder may reasonably request in complying with any rule or regulation of the SEC allowing the Holder to sell any such securities without registration.

               1.12. Transfer of Registration Rights. The rights to cause IMMERSION to register Registrable Securities pursuant to this Agreement may be assigned to a transferee or assignee of not less than one hundred sixty thousand seven hundred fifteen (160,715) shares of Registrable Securities (including, for these purposes, the Shares) not sold to the public, provided that IMMERSION is given written notice by such Holder at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, and such transferee has agreed to comply with the obligations of this Section 1.12 ("Transfer of Registration Rights").

               1.13. Termination of Registration Rights. The registration rights contained in this Agreement shall terminate as to any Holder of Registrable Securities at the earlier of (i) three (3) years from the closing date of a Qualified IPO or (ii) as to each Holder, at such time as such Holder is eligible to sell all of such Holder's Registrable Securities then held in any three (3) month period under SEC Rule 144.

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               1.14. Additional Registration Rights. Except for "piggyback"
registration rights that allow a third party other than a Holder to exercise such rights together with rights granted the Holders under Section 1.2 ("IMMERSION Registration") and that provide for participation and cutback in the registration on a pro rata basis consistent with Section 1.2 ("IMMERSION Registration") (which grant of registration rights shall require no approval of the Holders), IMMERSION will not grant registration rights to any other holder of IMMERSION's securities who does not currently hold registration rights, without the prior approval of a majority of the Registrable Securities; provided that, such approval shall not be unreasonably withheld. Notwithstanding the foregoing, IMMERSION may grant registration rights without prior approval of the holders of Registrable Securities if such registration rights (i) do not adversely affect the registration rights granted to the Holders in this Agreement, and (ii) do not have rights superior in any way to the Holders in this Agreement.

        2. Additional Agreements.

               2.1. Right of First Offer.

                    (a) The Right. If, at any time after the Closing Date, IMMERSION shall offer any shares of capital stock of IMMERSION or any security exercisable for or convertible into such capital stock ("Capital Stock") (other than a sale or issuance within the meaning of Section 2.1((d)) ("Limitation")) in a transaction not registered under the Securities Act in reliance upon a claimed exemption thereunder, IMMERSION shall give both Intel and the Primary Purchaser (the "Primary Preferred Holders") written notice (the "Notice of Issuance") of IMMERSION's intention to sell and issue such Capital Stock, setting forth the proposed price, quantity and other material terms and conditions under which IMMERSION proposes to make such sale (the date such notice is delivered to Primary Preferred Holders is hereinafter referred to as the "Notice Date"). Prior to any sale or issuance by IMMERSION of any Capital Stock, each Primary Preferred Holder shall have the right to purchase a portion of such Capital Stock on terms which, subject to this Section 2.1 ("Right of First Offer"), are the same to each Primary Preferred Holder as the terms on which IMMERSION is willing and proposes to sell such Capital Stock to other prospective investors. Each Primary Preferred Holder shall have fifteen (15) days after the Notice Date to notify IMMERSION in writing that it elects to purchase some or all of such Primary Preferred Holder's Pro Rata Share (as hereinafter defined) of the Capital Stock so offered. A Primary Preferred Holder's Pro Rata Share of the Capital Stock so offered shall be determined by
(i) multiplying by the amount of Capital Stock proposed to be sold or issued by IMMERSION by (ii) a fraction calculated by dividing (A) the number of shares of Common Stock owned by such Primary Preferred Holder or issued and issuable upon exercise or conversion of Capital Stock (other than Common Stock) of IMMERSION held by such Primary Preferred Holder as of the Notice Date by (B) the total number of shares of Common Stock issued and outstanding or issuable upon exercise or conversion of all outstanding Capital Stock as of the Notice Date.

                    (b) IMMERSION Sale. If, within fifteen (15) days after the Notice Date, a Primary Preferred Holder does not notify IMMERSION that it desires to purchase all or a portion of a Primary Preferred Holder's Pro Rata share of Capital Stock being offered by IMMERSION,


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then IMMERSION may, during a period of ninety (90) days following the end of such fifteen (15) day period, sell and issue such Capital Stock not otherwise purchased by such Primary Preferred Holder to other third parties at a price and upon terms and conditions no more favorable to such parties than those set forth in the Notice of Issuance. In the event that IMMERSION has not sold such Capital Stock to such parties within such ninety (90) day period, IMMERSION shall not thereafter issue or sell any Capital Stock without first offering such securities to the Primary Preferred Holders in the manner provided in this
Section 2.1 ("Right of First Offer").

                    (c) Purchase; Payment. If a Primary Preferred Holder elects to purchase Capital Stock pursuant to this Section 2.1 ("Right of First Offer"), such Primary Preferred Holder and IMMERSION shall use their best efforts to consummate the purchase and sale of such Capital Stock within sixty (60) days after the Notice Date, and, subject to this Section 2.1((c)) ("Purchase; Payment"), the terms of such purchase and sale shall be the same to such Primary Preferred Holder as those set forth in the Notice of Issuance. The closing of such purchase shall take place as promptly as practicable after all regulatory filings required for the consummation of such purchase have been obtained, at such time, on such date, and at such location as the parties shall mutually agree. Payment for such Capital Stock shall be by check (or wire transfer of immediately available funds to an account designated by IMMERSION by written notice delivered to such Primary Preferred Holder not less than two (2) business days prior to the scheduled closing of such purchase) against delivery of the Capital Stock being sold to such Primary Preferred Holder at the executive offices of IMMERSION at the time of the scheduled closing therefor. The IMMERSION shall take all such action as may reasonably be required by any regulatory authority in connection with the exercise by such Primary Preferred Holder of the right to purchase Capital Stock as set forth in this Section 2.1((c)) ("Purchase; Payment").

                    (d) Limitation. The provisions of this Section 2.1 ("Right of First Offer") shall not apply to (i) issuances of Common Stock upon conversion of shares of Series A, Series B, Series C and Series D Preferred Stock; (ii) issuances by IMMERSION after the date of this Agreement of up to 7,400,000 shares of Common Stock (and options to purchase Common Stock) to employees, officers, directors or consultants of IMMERSION, pursuant to stock purchase or stock option plans approved by IMMERSION's Board of Directors inclusive of the 3,549,596 shares subject to outstanding options under the 1994 and 1997 Plans and the 1,365,172 shares issued upon exercise of options granted under the 1994 and 1997 Plans but net of any repurchases, cancellations, terminations and expirations; (iii) issuances of up to (A) 228,250 shares of Common Stock, (B) 7,500 shares of Series A Preferred Stock and (C) 18,000 shares of Series B Preferred Stock of IMMERSION to holders of warrants outstanding as of the date of this Agreement or to be issued pursuant to the terms hereof; (iv) issuances of Capital Stock in connection with the acquisition of another business entity or majority ownership thereof, provided that (A) such business entity is not directly or indirectly an Affiliate (as defined below) of any director, officer or other natural person who is an Affiliate of IMMERSION (a "Control Person") other than in such Control Person's capacity as an officer, director or shareholder of IMMERSION and such Control Person does not have a material interest in such entity other than as an officer, director or shareholder of IMMERSION, or (B) such issuances are made in a bona fide transaction, as determined by the Board of Directors of IMMERSION;

(v) issuances of up to 750,000 shares of Common Stock in connection with any lease financing transaction approved by IMMERSION's Board of Directors and (vi) issuances up to 800,000 shares of Common Stock, issued in connection with strategic investment and/or the acquisition of technology approved by IMMERSION's Board of Directors.

                    (e) Termination. The rights of the Preferred Holders under this Section 2.1 ("Right of First Offer") shall terminate immediately prior to the first to occur of (i) the closing of the sale of stock pursuant to a registration statement under the Securities Act for an underwritten public offering (other than a registration on Forms S-8, Form S-4 or comparable or successor forms) covering IMMERSION's Common Stock (an "Offering") which results in aggregate cash proceeds to the Corporation of more than $10,000,000 and which has a public offering price of not less than $7.00 per Share (a "Qualified IPO") and (ii) at such time as such Purchaser holds less than an aggregate of 377,930 Shares and/or Conversion Shares and/or Warrants or Warrant Shares (as defined in the Series C Agreement).

                    (f) Assignment. The rights under this Section 2.1 ("Right of First Offer") shall be assignable by a Primary Preferred Holder only to an assignee who following such assignment holds at least an aggregate of 377,930 Shares and/or Conversion Shares and/or Warrants or Warrant Shares (as defined in the Series C Agreement).

                    (g) Affiliate. For purposes of this Section 2.1 ("Right of First Offer"), the term "Affiliate" means any person or entity controlling, controlled by or under common control with IMMERSION.

        3. Board Attendance and Inspection Rights.

               3.1. The Right. As long as a Primary Preferred Holder holds two and one-half percent (2.5%) of the Fully Diluted Common Stock (as defined in Section 1.6), (i) the Primary Preferred Holder shall have the right to appoint a representative reasonably acceptable to IMMERSION to attend all Board meetings and meetings of committees thereof as an observer only and without any voting privileges (the "Representative"), and (ii) IMMERSION shall permit the Primary Preferred Holder, at the Primary Preferred Holder's expense, to visit and inspect IMMERSION's properties, to examine its books of account and records and to discuss IMMERSION's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Primary Preferred Holder; provided, however, that IMMERSION shall not be obligated pursuant to this clause
(ii) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information. The IMMERSION shall provide to the Representative copies of all notices and materials provided to the Board at the same time and in the same manner as provided to the Board.

               3.2. Confidential Information with respect to Intel Representative. Exchanges of confidential and proprietary information between IMMERSION and Intel shall be governed by nondisclosure agreements entered into between IMMERSION and Intel. Specifically, exchanges of confidential and proprietary information between IMMERSION and the Intel Representative shall be governed by the terms of the Corporate Non-Disclosure Agreement No. 74214 dated

December 13, 1996, executed by IMMERSION and Intel, and any Confidential Information Transmittal Records provided in connection therewith.

               3.3. Confidential Information with respect to the Logitech Representative. The Logitech Representative shall maintain the confidentiality of all financial, confidential and proprietary information of IMMERSION obtained by the Representative as a result of these rights, and represent and agree that the information provided by IMMERSION pursuant to these rights shall not be used by Logitech or its affiliates in any manner inconsistent with the fiduciary obligations of a director of IMMERSION and shall be kept confidential. In addition, all oral communication at, or regarding, the Board meetings and meetings of committees thereof between the Representatives and members of the Board of Directors shall be deemed Confidential Information.

               3.4. Right to Withhold Information. The IMMERSION reserves the right to withhold any information or to exclude the Representative from any meeting or portion thereof if delivery of such information or attendance by such Representative could, in the sole opinion of IMMERSION and its counsel, conflict with the Board of Directors' fiduciary obligations to IMMERSION's stockholders, adversely affect the attorney-client privilege between IMMERSION and its counsel or a third party, or pose a material conflict of interest for such Primary Preferred Holder or its Representative. If information is withheld or the Representative is excluded from a meeting of the Board of Directors (or a committee thereof) pursuant to the preceding sentence, IMMERSION shall notify the Representative of the fact that information was withheld or attendance was excluded, but IMMERSION shall not be obligated to notify the Representative of the content of the information nor of the purpose or proceedings of the meeting, as appropriate.

               3.5. Assignment and Termination. The rights granted hereunder may not be assigned or otherwise conveyed by the Representative, the Primary Preferred Holder or by any subsequent transferee of any such rights without the prior written consent of IMMERSION. The rights granted under this Section 3 ("Board Attendance and Inspection Rights") shall terminate immediately prior to the first to occur of (i) sale of stock of IMMERSION pursuant to a Qualified
IPO or (ii) the closing of a Corporate Sale (as defined in Section 5).

               3.6. Confidential Purchaser Information. The IMMERSION acknowledges that the Representative appointed by each Purchaser will likely have, from time to time, information that may be of interest to IMMERSION ("Information") regarding a wide variety of matters including, by way of example only, (a) such Purchaser's technologies, plans and services, and plans and strategies relating thereto, (b) current and future investments such Purchaser has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with IMMERSION's, and (c) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with IMMERSION. The IMMERSION recognizes that a portion of such Information may be of interest to IMMERSION. Such Information may or may not be known by the Representative. The IMMERSION, as a material part of the consideration for this Agreement, agrees that neither the Purchaser nor its Representative shall have a duty to disclose any information to IMMERSION or permit IMMERSION to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to IMMERSION if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit such Purchaser's ability to pursue opportunities based on such Information or that would require such Purchaser or such Purchaser's Representative to disclose any such Information to IMMERSION or offer any opportunity relating thereto to IMMERSION.

        4. Information Rights. So long as the Preferred Shareholder is the holder of shares of Series C Preferred Stock or Series D Preferred Stock or Conversion Shares, IMMERSION will furnish to such Preferred Shareholder , (i) as soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, a consolidated balance sheet of IMMERSION as of the end of such fiscal year and consolidated statements of income, cash flow and shareholders' equity of IMMERSION, for such fiscal year, prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by IMMERSION; (ii) as soon as practicable after the end of each fiscal quarter, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of IMMERSION as of the end of such quarter and consolidated statements of income and cash flow for such quarter and the fiscal year to date, prepared in accordance with GAAP consistently applied (except that such statements need not contain footnotes required by GAAP); (iii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, an unaudited balance sheet of IMMERSION as of the end of such month and an unaudited statement of operations for such month prepared in accordance with GAAP; and (iv) at least thirty (30) days prior to the end of IMMERSION's fiscal year, the annual budget of IMMERSION for the next fiscal year. The rights under this Section 4 ("Information Rights") (other than the rights provided in the following sentence) shall terminate immediately upon the closing of a sale of stock of IMMERSION pursuant to a registration statement under the Securities Act. Notwithstanding the foregoing sentence, IMMERSION shall promptly furnish to any Preferred Shareholder holding Series C or Series D Preferred Stock or Conversion Shares following the closing of the sale of stock of IMMERSION pursuant to a registration statement under the Securities Act, copies of IMMERSION's Form 10-Ks, Form 10-Qs, Form 8-Ks and Annual Reports to Shareholders after such documents are filed with the SEC. The rights granted hereunder shall be assignable by a holder of Series C Preferred Stock, Series C Conversion Shares, Warrants or Warrant Shares only to an assignee who, following such assignment, holds at least 377,930 shares of Series C Preferred Stock, Series C Conversion Shares, Warrants or Warrant Shares. The rights granted hereunder shall be assignable by a holder of Series D Preferred Stock or Series D Conversion Shares only to an assignee who following such assignment, holds at least 741,840 shares of Series D Preferred Stock or Series D Conversion Shares; provided, that such rights may be assigned and/or otherwise conveyed among such Preferred Shareholder and its subsidiaries without such limitation. The rights granted under this Section 4 shall terminate immediately prior to a sale of stock of IMMERSION pursuant to a Qualified IPO.

        5. Notice Rights Regarding a Corporate Sale. In the event that IMMERSION receives a bona fide offer to acquire the Corporation's assets or voting securities in a transaction constituting a Corporate Sale, then IMMERSION shall provide the Primary Purchaser with written notice within 4 business days (the "Notice") of such proposal with a reasonably detailed description of the proposed terms thereof, including without limitation the aggregate price or value of the Corporate Sale and the proposed form of such Corporate Sale. For purposes of this section, a "Corporate Sale" shall be defined as (i) a consolidation or merger of IMMERSION with or into any other corporation or corporations (other than a wholly-owned subsidiary) to which the shareholders of IMMERSION immediately prior to such transaction hold 50% or less of the total voting power for election of directors of the acquiring or surviving entity immediately following the transaction, (ii) the sale, transfer or other disposition of all or substantially all of the assets of IMMERSION, or (iii) the consummation of any transaction or series of related transactions which results in the Corporation's shareholders immediately prior to such transaction holding 50% or less of the voting power of the acquiring or surviving entity immediately following the transaction. After the Notice has been delivered to the Primary Purchaser, IMMERSION shall have the right, without any obligation to Primary Purchaser, to pursue and enter into a definitive agreement, for a Corporate Sale of IMMERSION with the third party whose proposal is the subject of the Notice. The rights granted hereunder may not be assigned or otherwise conveyed by the Preferred Shareholder or by any subsequent transferee of any such rights without the prior written consent of IMMERSION; provided, that such rights may be assigned and/or otherwise conveyed among such Preferred Shareholder and its subsidiaries without such prior written consent. The rights granted under this
Section 5 shall terminate immediately prior to the first to occur of (i) a sale of stock of IMMERSION pursuant to a Qualified IPO or (ii) the closing of a Corporate Sale.

        6. Voting Restrictions. Until April 6, 2000, with respect to a proposal to approve or disapprove a Corporate Sale (as defined in Section 5) (i) on which holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of IMMERSION vote together with the Common Stock as a class, the Series D Preferred Stock shall be automatically voted for, against or in abstention, in proportion to the votes cast for, against or in abstention (whether at a meeting or by written consent) of the outstanding Series A Preferred Stock, Series B Preferred Stock and Common Stock; or (ii) on which the aforesaid Preferred Stock is voted or takes action by written consent as a single class apart from the Common Stock, the Series D Preferred Stock shall automatically be voted for, against or in abstention, in proportion to the votes case for, against or in abstention (whether at a meeting or by written consent) of the outstanding Series A Preferred Stock and Series B Preferred Stock. Notwithstanding the foregoing, this Section 6 shall not apply to a proposal to approve or disapprove a Corporate Sale in which (i) the rights, preferences and privileges of the Series D Preferred Stock as they relate to the amount or form of consideration to be received in a Corporate Sale are adversely affected in a manner different from all other holders of IMMERSION's stock or (ii) the holders of Series D Preferred Stock are not treated at least as favorably with respect to the amount or form of consideration to be received in a Corporate Sale as all other holders of IMMERSION's stock (regardless of class or series); provided however, that a payment to all holders of IMMERSION's stock in accordance with the terms of Section 5 of IMMERSION's Fourth Amended and Restated

Articles of Incorporation shall not be deemed to be less favorable treatment with respect to the amount of consideration received in the Corporate Sale.

        7. Miscellaneous.

               7.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into by and between California residents and to be wholly performed within the State of California.

               7.2. Adjustments for Stock Splits and Certain Other Changes. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of IMMERSION of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or Series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or Series of stock by such subdivision, combination or stock dividend.

               7.3. Waiver of Right of First Refusal and Co-Sale and Termination of Certain Provisions of the Series C Agreement. Effective as of the date of this Agreement and upon approval of a majority of the Series C Preferred, the Series C Preferred hereby agree to amend, restate and replace their rights under Sections 5.1, 5.4, 5.5 and 6 of the Series C Agreement with the rights set forth in this Agreement.

               7.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               7.5. Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

               7.6. Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or five (5) days after deposit in the United States mail, by registered or certified mail (or by airmail, if notice shall be sent outside the United States), postage prepaid, addressed (i) if to IMMERSION, as set forth below IMMERSION's name on the signature page of this Agreement, and (ii) if to the Preferred Shareholder, as set forth below the Preferred Shareholder's name on the signature page of this Agreement, or at such other address as IMMERSION or such Preferred Shareholder may designate by ten (10) days' advance written notice to the Preferred Shareholder or IMMERSION, respectively. Any notice sent outside the United States shall also be telexed or telecopied.

               7.7. Amendment of Agreement. Except as otherwise provided in
Section 1, any provision of this Agreement may be amended and the observance thereof may be waived, only by a written instrument signed by IMMERSION and by persons holding at a majority of the Registrable Securities as defined in
Section 1 of this Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable

Securities then outstanding, each subsequent holder of all such Registrable Securities and IMMERSION.

               7.8. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants relating to such subject matter, except as specifically set forth herein.

               7.9. Severability. In case any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                 IMMERSION CORPORATION

                                                 a California corporation

                                                 By:  /s/ Louis Rosenberg
                                                      --------------------------
                                                      Louis Rosenberg, President

      [Signature Page to the Information and Registration Rights Agreement]

                              IMMERSION CORPORATION
                  INFORMATION AND REGISTRATION RIGHTS AGREEMENT
                           COUNTERPART SIGNATURE PAGE

                                 April 13, 1998

                                  "PREFERRED SHAREHOLDER"

                                  LOGITECH INTERNATIONAL S.A.

                                  By:   /s/ Guerrino De Luca
                                        ----------------------------------------
                                  Name: Guerrino De Luca

                                  Title: President and Chief Executive Officer

                                  By:   /s/ Barry Zwarenstein
                                        ----------------------------------------
                                  Name: Barry Zwarenstein

                                  Title: Chief Financial Officer

                              IMMERSION CORPORATION
                  INFORMATION AND REGISTRATION RIGHTS AGREEMENT
                           COUNTERPART SIGNATURE PAGE

                                 April 13, 1998

                                        "PREFERRED SHAREHOLDER"

                                        INTEL CORPORATION



                                        ----------------------------------------

                                        By:    /s/  Arvind Sodanhi
                                               ---------------------------------
                                        Name:  Arvind Sodanhi
                                               --------------------------------
                                        Title: Vice President and Treasurer
                                               --------------------------------

                                   SCHEDULE A

                       SCHEDULE OF PREFERRED SHAREHOLDERS

Intel Corporation
Logitech International S.A.

                              TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----

1.      Registration Rights.................................................................1
        1.1.   Definitions..................................................................1
        1.2.   IMMERSION Registration.........................................................2
        1.3.   Registration Rights of Employees, Etc........................................3
        1.4.   Form S-3.....................................................................3
        1.5.   Demand Registration..........................................................4
        1.6.   Lock Up Provision............................................................5
        1.7.   Expenses of Registration.....................................................5
        1.8.   Registration Procedures......................................................6
        1.9.   Indemnification..............................................................6
        1.10.  Information by Holder........................................................7
        1.11.  Rule 144 Reporting...........................................................8
        1.12.  Transfer of Registration Rights..............................................8
        1.13.  Termination of Registration Rights...........................................8
        1.14.  Additional Registration Rights...............................................8

2.      Additional Agreements...............................................................9
        2.1.   Right of First Offer.........................................................9

3.      Board Attendance and Inspection Rights.............................................11
        3.1.   The Right...................................................................11
        3.2.   Confidential Information with respect to Intel Representative...............11
        3.3.   Confidential Information with respect to the Logitech Representative........11
        3.4.   Right to Withhold Information...............................................12
        3.5.   Assignment and Termination..................................................12
        3.6.   Confidential Purchaser Information..........................................12

4.      Information Rights.................................................................12

5.      Notice Rights Regarding a Corporate Sale...........................................13

6.      Voting Restrictions................................................................14

7.      Miscellaneous......................................................................14
        7.1.   Governing Law...............................................................14
        7.2.   Adjustments for Stock Splits and Certain Other Changes......................14
        7.3.   Waiver of Right of First Refusal and Co-Sale................................15
        7.4.   Counterparts................................................................15
        7.5.   Headings....................................................................15
        7.6.   Notices.....................................................................15
        7.7.   Amendment of Agreement......................................................15
        7.8.   Entire Agreement............................................................15
        7.9.   Severability................................................................15



                                       i